The Gymboree Corporation

500 Howard Street

San Francisco, California 94105

June 18, 2013

Dear Joelle:

I am pleased to offer you employment in the position of Chief Operating Officer (“COO”) of The Gymboree Corporation (the “Company”). In this position, you will report to the Chief Executive Officer of the Company.

Start Date: If you accept our offer, your starting date will be July 15, 2013 (or such other date as is mutually agreed to by the Company and you) (such starting date, the “Effective Date”).

Base Salary: Your initial base salary will be at the rate of $550,000 per year, payable in accordance with the regular payroll practices of the Company. This salary will be subject to annual review for increase from time to time in the discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). Such base salary, as from time to time adjusted, is referred to as “Base Salary.”

Annual Bonus: You will be considered annually for a target annual cash bonus equal to 75% of your Base Salary, with a maximum annual cash bonus equal to 150% of your Base Salary. The actual amount of your annual cash bonus, if any, will be based on the attainment of pre-established performance goals as determined by the Compensation Committee; provided that your annual cash bonus in respect of fiscal year 2013 will be not less than $250,000. To be eligible to receive the annual cash bonus, you must be employed on the payment date. Any annual cash bonus shall be paid as soon as practicable following the completion of the Company’s audited financial statements for the applicable fiscal year and in all events during the calendar year in which the applicable fiscal year ends.

Sign-On Bonus: You will receive a sign-on bonus in the amount of $100,000 payable in cash on the next regularly scheduled payroll date following the Effective Date. If you voluntarily terminate employment or your employment is terminated for Cause (as defined in the Severance Plan) within twelve months of the Effective Date, you must repay the bonus to the Company within thirty days following employment termination.

Option Grant: As soon as reasonably practicable following the Effective Date, you will be granted options (“Options”) to acquire 60,000 units (with each unit (“Unit”) comprised of nine shares of Class A common stock of Giraffe Holding, Inc. (“Parent”) and one share of Class L common stock of Parent) with an exercise price equal to the fair market value of a Unit on the date of grant. The Options will be granted pursuant, and subject, to Parent’s 2010 Equity Incentive Plan (the “Plan”, attached as Exhibit A) and an award agreement substantially in the form as Exhibit B. The Options will vest in equal installments on each of the first five anniversaries of the Effective Date. You and the Company agree that the Units received upon exercise of the Options will be subject to the Amended and Restated Stockholders Agreement among Parent, the Company and certain other parties dated December 23, 2011, as from time to time amended (attached as Exhibit C).

Benefit Plans. During your employment with the Company, you, and where applicable your spouse and dependents, will be eligible to participate in all benefit plans of the Company that are made available generally to other senior executive officers of the Company, subject to the terms such plans. In addition to holidays observed by the Company, you will be eligible for paid time off in accordance with the policies of Company as in effect from time to time.

Reimbursement of Business Expenses. The Company will reimburse you for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

Severance: You will be eligible to participate in The Gymboree Corporation Management Severance Plan, as amended (the “Severance Plan”) in accordance with its terms. Your Severance Payment Percentage (as defined in the Severance Plan) will be equal to 100%, which means that you will be entitled to receive 12 months’ Base Salary upon a termination of your employment by the Company without Cause or a resignation by you for Good Reason (as defined in the Severance Plan). Your COBRA Premiums Continuation Period (as defined in the Severance Plan) will be 12 months.

Form I-9: The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees within three business days of hire. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work.

Withholding: All payments made by the Company under this letter agreement will be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

Code of Conduct: You will be subject to, and you agree to comply with, the Company’s Code of Conduct and Code of Ethics. You will also become a party to a Confidential Information, Invention Assignment and Arbitration Agreement, substantially in the form attached as Exhibit D.

Employment at Will. This letter agreement and your response are not intended to constitute a contract of employment for a definite term. Employment with the Company is at-will. This means that if you accept this offer both you and the Company will retain the right to terminate your employment relationship at any time, with or without notice or cause.

Section 409A. Notwithstanding anything to the contrary in this letter agreement or the Severance Plan, if at the time of your termination of employment, you are a “specified employee,” as defined below, any and all amounts payable under this letter agreement or the Severance Plan on account of such termination of employment that would (but for this provision) be payable within six months following the date of termination, shall instead be paid on the next business day following the expiration of such six-month period or, if earlier, the date of your death, except to the extent of amounts that do not constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this letter agreement and the Severance Plan, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i). Each payment made under this letter agreement or the Severance Plan shall be treated as a separate payment and the right to a series of installment payments under this letter agreement or the Severance Plan is to be treated as a right to a series of separate payments. This letter agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code and shall be construed consistently therewith. In any event, the Company makes no representations or warranties if any of the provisions of or payments under this letter agreement or the Severance Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but that do not satisfy the requirements of that Section.

If you wish to accept this offer, please sign, date and return this letter agreement to me. If you do accept as provided, this letter agreement will take effect as a binding agreement between you and the Company on the date it is received by me on behalf of the Company, provided that you satisfy the other conditions set forth above in a timely manner. Please retain a copy of this letter agreement for your records.

Joelle, formalities aside, I am personally gratified that you are joining us and look forward to your contribution.

Sincerely,

/s/ Mark Breitbard
Mark Breitbard

Accepted and agreed as of date first written above:

/s/ Joelle Maher
Joelle Maher

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